Exhibit 10.2

INVIVO THERAPEUTICS HOLDINGS CORP.

ANNUAL CASH BONUS PLAN

FOR EXECUTIVE OFFICERS

Section 1: Purpose

The InVivo Therapeutics Holdings Corp. Annual Cash Bonus Plan for Executive Officers (the “Plan”) is designed to:

•	Attract and retain highly qualified executives and other personnel by providing competitive annual incentive opportunities.

•	Provide performance-based incentives that motivate and reward superior managerial performance.

Section 2: Definition of Terms

a)	Board means the Board of Directors of the Company.

b)	Committee means the Governance, Nominating and Compensation Committee of the Board.

c)	Participants shall be the persons eligible to participate in the Plan, consisting of the Corporation’s “Executive Officers” (as defined under Rule 3b-7 under the Securities Exchange Act of 1934, as amended) and other named participants, as determined by the Committee from time to time. As of the effective date of the Plan, the sole Participant is the President & Chief Executive Officer.

Section 3: Plan Administration

The Committee shall have sole and complete discretion to administer and interpret the Plan with respect to the Participants. The decisions of the Committee concerning administration and interpretation of the Plan shall be final and binding. The Plan shall continue in its current form until and unless action is taken by the Board to modify or terminate the Plan.

Section 4: Plan Year

Each Plan performance year shall be the Company’s fiscal year (January 1 – December 31). After the end of the applicable fiscal year, cash incentive payments earned under the Plan shall be determined and approved by the Committee in accordance with the provisions of the Plan.

Section 5: Performance Targets and Measurement

The Plan, which has been approved by the Committee, outlines general performance goals and business criteria upon which each Participant’s performance will be evaluated. The target bonuses and the specific performance goals and business criteria with respect to a particular Plan year will be approved each year by the Committee. Performance will be measured against these specific performance goals and business criteria. Generally, performance will be evaluated based on financial and operational performance goals and business criteria. Financial performance goals and business criteria include, without limitation, targets tied to capital raising, stock price, trading volume, research coverage and institutional ownership. Operational performance goals and business criteria include, without limitation, targets tied to regulatory filings and approvals, pre-clinical and clinical trials and related results, publications, intellectual property, joint ventures and joint developments, product development, and manufacturing capabilities. The Committee also has discretion to grant bonuses in excess of the bonus calculated based on the level of achievement and in excess of the target bonus if it determines that such bonuses are warranted under the circumstances and are in the best interests of the Company and its stockholders.

Section 6: Earning an Award

The President & CEO annually reviews other Participant’s performance with the Committee and makes recommendations to the Committee with respect to the appropriate payments to be made under the Plan. Based in part on the CEO’s recommendations and other considerations, the Committee approves the incentive payments (other than the CEO). The Compensation Committee independently evaluates the performance of the CEO and determines and approves the incentive payment earned for the given performance period.

Section 7: Approval

The Committee must approve all payments made under the Plan.

Section 8: Other Provisions

(a)	Payment Under the Plan. Any applicable earned bonus under the Plan shall be paid within the first seventy-five days after the end of the calendar year in which the bonus was earned. If the CEO’s employment ends during the calendar year but the CEO has achieved some or all of the performance targets approved by the Committee for such year as of the date of termination, then the CEO will be paid the amount of bonus represented by such performance targets, with that bonus paid within seventy-five days of the CEO’s separation from the Company, regardless of whether the termination of employment was voluntary or involuntary, subject to the CEO’s employment agreement with the Company. With respect to all other Participants, whether or not they are entitled to a bonus if their employment ends during the calendar year will be as set forth in the Participant’s employment agreement, if any, or, if there is no employment agreement, as determined by the Committee at the time such Participant becomes eligible to participate in the Plan.

(b)	Plan Amendment. The Committee may, at any time and from time to time, amend, alter, suspend, discontinue or terminate the Plan, as it deems necessary or appropriate to achieve the purposes of the Plan or for other business reasons.

(c)	No Right to Employment. The existence of this Plan shall not be construed as giving a Participant the right to continued employment or any future right to participate in the Plan.

(d)	Employment for a Portion of a Plan Year. The CEO may recommend and the Committee, at its sole discretion, may permit a Participant to participate in the Plan during a fiscal year in which the Participant was not employed by the Company for the full fiscal year. Such participation may be on a pro rata basis or on such other basis as the Committee determines.

(e)	Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund(s). Likewise, the Plan shall not establish any fiduciary relationship between the Company and any other Participant or other person. To the extent that any person holds any rights by virtue being a Participant under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(f)	Successors and Assignees. The Plan shall be binding on all successors and assignees of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

(g)	Governing Law. The validity, construction and effect to the Plan and any actions taken under the Plan shall be determined in accordance with applicable laws of the Commonwealth of Massachusetts.